Exhibit 10.4

WEST SUBURBAN BANCORP, INC.

RESTATED EMPLOYMENT AGREEMENT – DUANE G. DEBS

This RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 29th day of December, 2008 (the “Effective Date”), by and between WEST SUBURBAN BANCORP, INC., an Illinois corporation (the “Employer”), and DUANE G. DEBS, an Illinois resident (the “Executive”).

R E C I T A L S:

A.            The Employer owns all of the issued and outstanding capital stock of West Suburban Bank, Lombard, Illinois (the “Bank”).

B.             The Employer desires to continue to employ the Executive as an officer of the Employer and of the Bank for a specified term and the Executive is willing to continue such employment upon the terms and conditions hereinafter set forth.

C.             Additionally, the Employer recognizes that circumstances may arise which may result in a change in control of the Employer and/or the Bank (through acquisition or otherwise) thereby causing uncertainty with respect to the Executive’s employment without regard to the competence or past contributions of the Executive and that such uncertainty may result in the loss to the Employer and/or the Bank of the valuable services provided by the Executive.  In such circumstances, the Employer and the Executive wish to provide reasonable security to the Executive against changes in the Executive’s employment relationship with the Employer and/or the Bank.

D.            The Executive currently serves as the President and Chief Financial Officer of Employer and the Senior Vice President, Comptroller and Trust Officer of the Bank pursuant to that certain Employment Agreement dated March 8, 2004, as amended (the “Employment Agreement”).

E.             The parties desire to amend and restate the Employment Agreement in accordance with the terms, and subject to the conditions, set forth herein in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the related U.S. Treasury Department regulations and guidance promulgated thereunder (“Code Section 409A”).

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

A G R E E M E N T S:

1.             TERM OF EMPLOYMENT WITH AUTOMATIC RENEWAL PROVISIONS.  The period of the Executive’s employment under this Agreement shall be deemed to have commenced on the Effective Date and shall continue for a period of approximately three (3) years through December 31, 2011.  The term of employment of the

Executive under this Agreement shall automatically be extended for one (1) additional year on December 31st of each year beginning December 31, 2009, unless either the Employer or the Executive notifies the other party, by written notice delivered no later than November 1st of such year, that the term of employment of the Executive under this Agreement shall not be extended for an additional year.  In addition, upon the occurrence of a Change in Control (as defined below), the term of employment of the Executive under this Agreement shall be automatically renewed and extended to provide a term of employment (in accordance with the terms, and subject to the conditions, set forth herein) equal to a period of three (3) years from the date of the consummation of the Change in Control.

2.             POSITION AND DUTIES.  The Employer hereby continues to employ the Executive as the President and Chief Financial Officer of the Employer and as the Senior Vice President, Comptroller and Trust Officer of the Bank or in such other senior executive capacity as shall be mutually agreed between the Employer and the Executive.  During the period of the Executive’s employment hereunder, the Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Employer and its affiliates, including the Bank.  The Executive’s duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer (the “Board”).  The Executive shall have the powers necessary to perform the duties assigned to him and shall be provided such supporting services, staff and other assistance, office space and accoutrements as shall be reasonably necessary and appropriate in the light of such assigned duties.

3.             COMPENSATION.  As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation, expense reimbursement and other benefits:

(a)           BASE SALARY.  The Executive shall receive an aggregate annual minimum base salary at the rate of two hundred fourteen thousand two hundred forty four and 91/100 dollars ($214,244.91) payable in installments in accordance with the regular payroll schedule of the Bank (“Base Salary”).  Such Base Salary shall be subject to review annually commencing in 2009 and shall be maintained or increased during the term hereof in accordance with the Employer’s established management compensation policies and practices.

(b)           BONUS.  The Executive shall be eligible for an annual bonus (“Bonus”) with respect to each fiscal year of the Employer in accordance with the Employer’s compensation and bonus policies and practices for senior executive officers.  The amount of the Bonus, if any, shall be determined by the Compensation Committee of the Board (the “Compensation Committee”).  The Bonus, if any, shall be paid no later than March 15th of the year following the calendar year in which the Bonus is earned.

(c)           DEFERRED COMPENSATION.  The Employer shall make contributions for the benefit of the Executive to the Employer’s Directors and Senior Management Deferred

Compensation Plan (“Deferred Compensation Plan”), including any successor plan or program thereto, in an annual amount of not less than twenty-five thousand dollars ($25,000).

(d)           VACATIONS.  The Executive shall receive paid vacation days of at least such number of paid vacation days as the Executive shall be entitled to receive as of the date hereof in accordance with the Employer’s vacation policy in effect as of the date hereof.  The method of accrual, forfeiture and scheduling of vacation days shall be in accordance with, and subject to, the Employer’s general vacation policies and practices.

(e)           LONG TERM CARE INSURANCE.  The Employer shall provide the Executive and the Executive’s spouse with coverage under, and shall pay the premiums with respect to, long term care insurance in accordance with the terms, and subject to the conditions, as the Employer shall provide to other senior executive officers.  The Executive acknowledges that this benefit shall be subject to the continued availability of such long term care insurance from the insurer under which this benefit is provided to other senior executives from time to time.

(f)            REIMBURSEMENT OF EXPENSES.  The Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses reasonably and necessarily incurred by the Executive in the performance of his duties hereunder and shall be entitled to attend seminars, conferences and meetings relating to the business of the Employer consistent with the Employer’s established policies in that regard; provided, that such reimbursement will be made as soon as practicable and, when taxable to the Executive, shall be made no later than the end of the calendar year following the year in which the expenses or other charges were incurred.

(g)           OTHER BENEFITS.  The Executive shall be entitled to all benefits specifically established for him and, when and to the extent he is eligible therefor, to participate in all plans and benefits generally accorded to senior executives of the Employer, including, but not limited to the following to the extent provided, if at all, to other senior executives of the Employer:  pension; profit-sharing; employee stock ownership plan; supplemental retirement; incentive compensation; bonus; disability income; split-dollar life insurance; group life; health, medical (including dental, vision and prescription drug insurance, if any) and hospitalization insurance; long term care insurance; and similar or comparable plans, and also to perquisites extended to similarly situated senior executives; provided, however, that such plans, benefits and perquisites shall be no less than those made available to all other employees of the Employer.

(h)           WITHHOLDING.  The Employer shall be entitled to withhold from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.  The Employer shall be entitled to rely upon the opinion of its legal counsel with regard to any question concerning the amount or requirement of any such withholding.

4.             CONFIDENTIALITY AND LOYALTY.  The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, “Confidential Information”) regarding the Employer and its subsidiaries and affiliates.  Accordingly, during and subsequent to termination of this

Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder.  All records, files, documents and other materials or copies thereof relating to the Employer’s business which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer’s premises without its written consent, and shall be promptly returned to the Employer upon termination of the Executive’s employment hereunder.  The Executive agrees to abide by the Employer’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer.  In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of being relieved of all further obligations under this Agreement and of any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be.

5.             TERMINATION.  The Executive’s employment during the term of this Agreement may be terminated by the Employer or the Executive without any breach of this Agreement only under the circumstances described in this Section 5 (where such termination constitutes a “separation from service” pursuant to Code Section 409A):

(a)                                  AGREEMENT NON-EXTENSION OR EMPLOYMENT TERMINATION BY THE EMPLOYER AND TERMINATION BY THE EXECUTIVE.

(i)            In the event of the termination of the Executive’s employment under this Agreement by the Employer prior to the last day of the then current term for any reason other than a termination in accordance with the provisions of paragraph (c) of this Section 5 (TERMINATION FOR CAUSE), the Employer shall pay the Executive a lump sum payment equal to the sum of the amount of his Base Salary payable for the remainder of the current term, plus the amount of the Executive’s annual Bonus(es) payable for the remainder of the current term based on an amount equal to the average of his most recent three (3) years’ annual Bonus amounts.  Such payment shall be paid to the Executive within thirty (30) days of the Executive’s termination of employment.  In addition, the Employer shall continue to provide coverage for the Executive at the same or equivalent level as the Executive’s coverage prior to his termination of employment under all plans and benefits otherwise provided to senior executives of the Employer (including without limitation, group health, life, disability and long term care insurance coverage, club dues, and Deferred Compensation Plan contributions) by payment of the applicable premiums and reimbursements in accordance with the Employer’s standard payment practice, unless unable to continue such coverage by law, for the remainder of the term of this Agreement, provided, however, that the payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of termination.  In the event of a non-extension of this Agreement by the Employer in accordance with the provisions of Section 1, the Employer shall:  (A) continue to pay the Executive the Base Salary then payable to the Executive pursuant to the Employer’s standard payroll practice; (B) continue to pay the

Executive an annual Bonus in an amount equal to the average of his most recent three (3) years’ annual Bonus amounts pursuant to the Employer’s standard Bonus payment practices; and (C) continue to provide coverage for the Executive at the same or equivalent level as the Executive’s coverage prior to the non-extension under all plans and benefits otherwise provided to senior executives of the Employer (including without limitation, group health, life, disability and long term care insurance coverage, club dues, and Deferred Compensation Plan contributions) by payment of the applicable premiums and reimbursements in accordance with the Employer’s standard payment practice, unless unable to continue such coverage by law, for the remainder of the term of this Agreement; provided, however, that in the circumstance where the term of this Agreement is not extended, the Executive must remain employed with the Employer to receive such payments and benefits; further provided, that the continued payment of these amounts by the Employer shall not offset or diminish any compensation or benefits accrued as of the date of the notice of non-extension.  In addition, within thirty (30) days of the Executive’s termination of employment, the Employer shall pay the Executive: (a) such Base Salary and vacation pay (for unused vacation days in accordance with the Employer’s policies and practices with respect to vacation pay) as shall have accrued and remains unpaid through the effective date of the termination; (b) Bonuses previously determined by the Compensation Committee for any prior fiscal year(s) that remain unpaid; (c) for all accrued and unused sick days; and (d) reimbursement of previously incurred expenses eligible for reimbursement pursuant to the Employer’s policies and practices concerning reimbursement of expenses.  Further provided, that the Executive shall also have such rights to payments, if any, as are provided under the terms of the Deferred Compensation Plan, the Amended and Restated Life Insurance Agreement entered into by and between the Employer and the Executive and as amended from time to time and such retirement plans under which the Executive participated at the time of the termination of his employment.

(ii)           In the event that the term of this Agreement is not extended in accordance with the provisions of Section 1, the Executive may elect to terminate his employment and upon such termination, the Employer shall pay the Executive a lump sum amount equal to nine (9) times the sum of: (A) the monthly Base Salary then payable to the Executive; plus (B) one twelfth (1/12) of the base annual deferred compensation contribution made by the Employer under the Deferred Compensation Plan for the year prior to the Executive’s termination.  The election by the Executive to terminate his employment pursuant to this subparagraph (a)(ii) must be delivered in writing to the Employer within forty-five (45) days of the later of his receipt of notice of the non-extension of the term of this Agreement or December 31st of the year during which such notice is delivered.  Payment to the Executive will be made within thirty (30) days of such termination.  In addition, within thirty (30) days of the Executive’s termination of employment, the Employer shall pay the Executive: (a) such Base Salary and vacation pay (for unused vacation days in accordance with the Employer’s policies and practices with respect to vacation pay) as shall have accrued and remains unpaid through the effective date of the termination; (b) Bonuses previously determined by the Compensation Committee for any prior fiscal year(s) that remain unpaid; (c) for all accrued and unused sick days; and (d) reimbursement of previously incurred expenses eligible for reimbursement pursuant to the Employer’s policies and practices concerning reimbursement of expenses.  Further provided, that the Executive shall also have such rights to payments, if any, as are provided under the terms of the Deferred Compensation Plan, the Amended and Restated Life Insurance Agreement entered into by and between the Employer and the Executive and as amended from time to time and such retirement plans under which the Executive participated at the time of the termination of his employment.

(iii)          Unless a Change in Control shall have occurred, if the Employer is not in compliance with its minimum capital requirements or if the payments required under subparagraph (i) or (ii) above would cause the Employer’s capital to be reduced below its minimum capital requirements, such payments shall be deferred, as permitted pursuant to Code Section 409A, until such time as the Employer is in capital compliance.

(b)           CONSTRUCTIVE DISCHARGE.  If at any time during the term of this Agreement, except in connection with a termination pursuant to paragraph (c) (TERMINATION FOR CAUSE) of this Section 5, the Executive is Constructively Discharged (as hereinafter defined) then the Executive shall have the right, by written notice to the Employer within sixty (60) days of the initial existence of such Constructive Discharge condition, to terminate his services hereunder, effective as of the thirtieth (30th) day after such notice, and the Executive shall have no rights or obligations under this Agreement other than as provided in Sections 4 and 8 hereof; provided, however, the Employer shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to a Constructive Discharge, if curable.  If, during such thirty (30) day period, the Employer cures the condition giving rise to Constructive Discharge, then the Executive’s notice of termination hereunder shall not be effective, the Executive’s employment shall continue until otherwise terminated under this Agreement, and no benefits shall be due under this Agreement with respect to such occurrence.  If the Employer fails to cure the condition giving rise to Constructive Discharge within such thirty (30) day period, the Executive shall be entitled to a lump sum payment of compensation and benefits and continuation of all plans and benefits as if such termination of his employment was pursuant to subparagraph (a)(i) of this Section 5 to be paid within thirty (30) days of the Executive’s termination of employment.

(i)            For purposes of this Agreement, the Executive shall be “Constructively Discharged” upon the occurrence of any one of the following events:

(A)          The Executive is not re-elected or is removed from the positions with the Employer or any affiliate set forth in Section 1 hereof, other than as a result of the Executive’s election or appointment to positions of equal or superior scope and responsibility; or

(B)           The Executive shall fail to be vested by the Employer with the powers and authority of his appointed office; or

(C)           The Employer changes the primary employment location of the Executive to a place that is more than thirty (30) miles from the primary employment location as of the Effective Date of this Agreement; or

(D)          The Employer otherwise commits a material breach of its obligations under this Agreement.

(c)            TERMINATION FOR CAUSE.  The Executive’s employment hereunder may be terminated for Cause (as hereinafter defined).  “Cause” shall mean:  (i) the Executive’s death; (ii) a material violation by the Executive of any applicable material law or regulation respecting the business of the Employer; (iii) the Executive being found guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of the Employer, or which disqualifies the Executive from serving as an officer or director of the Employer; or (iv) the willful or negligent failure of the Executive to perform his duties hereunder in any material respect.  The Executive’s employment under this Agreement may be terminated immediately for any Cause except under (iv) above.  The Executive shall be entitled to at least thirty (30) days’ prior written notice of the Employer’s intention to terminate his employment under (iv) above, specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board his position regarding any dispute relating to the existence of such Cause.  Upon the Executive’s termination for Cause, the Employer shall have no obligations to the Executive other than payment, within thirty (30) days, of:  (A) such Base Salary and vacation pay (for unused vacation days in accordance with the Employer’s policies and practices with respect to vacation pay) as shall have accrued and remains unpaid through the effective date of the termination; (B) Bonuses previously determined by the Compensation Committee for any prior fiscal year(s) that remain unpaid; (C) all accrued and unused sick days; and (D) reimbursement for previously incurred expenses eligible for reimbursement pursuant to the Employer’s policies and practices concerning reimbursement of expenses.  In addition, the Executive shall also have such rights to payments, if any, as are provided under the terms of the Deferred Compensation Plan, the Amended and Restated Life Insurance Agreement entered into by and between the Employer and the Executive and as amended from time to time and such retirement plans under which the Executive participated at the time of the termination of his employment.

(d)           TERMINATION UPON DEATH.  Upon the Executive’s death, the Employer shall have no obligations to the Executive other than payment, within thirty (30) days, of:  (i) such Base Salary and vacation pay (for unused vacation days in accordance with the Employer’s policies and practices with respect to vacation pay) as shall have accrued and remains unpaid through the date of death; (ii) Bonuses previously determined by the Compensation Committee for any prior fiscal year(s) that remain unpaid; (iii) all accrued and unused sick days; and (iv) reimbursement for previously incurred expenses eligible for reimbursement pursuant to the Employer’s policies and practices concerning reimbursement of expenses.  In addition, the Executive shall also have such rights to payments as are provided under the Deferred Compensation Plan, the Amended and Restated Life Insurance Agreement entered into by and between the Employer and the Executive and as amended from time to time and such retirement plans under which the Executive participated at the time of his death.  Payment shall be made to such beneficiary as the Executive may designate in writing, or failing such designation, to the executor of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive.  Such payments shall be in full settlement and satisfaction of all payments provided for in this Agreement.

(e)           TERMINATION UPON CHANGE IN CONTROL.

(i)            In the event of a Change in Control and the termination of the Executive’s employment under either (A) or (B) below, the Executive shall be entitled to a lump sum payment equal to three (3) times the sum of the following:  (w) his annual Base Salary then payable; plus (x) the average of his most recent three (3) years’ annual Deferred Compensation

Plan contributions; plus (y) the average of his most recent three (3) years’ Employer contributions to all Employer-sponsored tax-qualified retirement plans; plus (z) the average of his most recent three (3) years’ annual Bonuses.  The payment of such lump sum shall be paid to the Executive within thirty (30) days of his termination of employment.  In the event of a Change in Control, the Employer shall also provide the Executive with the benefits contemplated in subparagraph (ii) of paragraph (g) (CERTAIN INSURANCE BENEFITS) of this Section 5 below and, upon termination of the Executive’s employment under either (A) or (B) below, shall pay the Executive, within thirty (30) days of termination:  (a) such Base Salary and vacation pay (for unused vacation days in accordance with the Employer’s policies and practices with respect to vacation pay) as shall have accrued and remains unpaid through the effective date of the termination; (b) Bonuses previously determined by the Compensation Committee for any prior fiscal year(s) that remain unpaid; (c) for all accrued and unused sick days; and (d) reimbursement of previously incurred expenses eligible for reimbursement pursuant to the Employer’s policies on reimbursement of expenses.  In addition, the Executive shall also have such rights to payments, if any, as are provided under the terms of the Deferred Compensation Plan, the Amended and Restated Life Insurance Agreement entered into by and between the Employer and the Executive and as amended from time to time and such retirement plans under which the Executive participated at the time of the termination of his employment.  If the Executive’s employment has terminated prior to the Change in Control in accordance with the terms of this Agreement and the Employer has made all required payments under any other applicable provision of this Section 5, then no amount shall be paid under this paragraph (e).  Either of the following shall constitute termination under this paragraph:

(A)          The Executive terminates his employment by a written notice to that effect delivered to the Employer within twenty-four (24) months after the Change in Control.

(B)           The Executive’s employment under this Agreement is terminated by the Employer either in contemplation of or after the Change in Control.

(ii)           Notwithstanding the preceding paragraphs of this Section 5 and except as provided in this subparagraph (ii), in the event that it shall be determined that any payment, benefit or other entitlement under this Agreement and any other plan or arrangement of the Employer or the Bank (the “Total Payments”) would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and thereby be subject to the excise tax imposed by Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (collectively the “Excise Tax”), then, except in the case of a de Minimus Excess Amount (as defined below), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes imposed upon the Gross-Up Payment (including any federal, state and local income, payroll and excise taxes and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment).  Such Gross-Up Payment shall be paid to the Executive no later than the end of the Executive’s taxable year following the taxable year in which the Executive remits the Excise Tax.  If, at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Employer shall pay to the Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount, which amounts shall be paid to the Executive no later than the end of the Executive’s taxable year following the taxable year in which the Executive remits the deficient Excise Tax.  The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto.  The Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld.  Computations of the amount of the Gross-Up Payment paid under this subparagraph shall be conclusively made by the Employer’s independent accountants, in consultation, if necessary, with the Employer’s independent legal counsel.  If, after the Executive receives any Gross-Up Payment or other amount pursuant to this subparagraph, the Executive receives any refund with respect to the Excise Tax, the Executive shall promptly pay the Employer the amount of such refund within ten (10) days of receipt by the Executive.  Notwithstanding the foregoing, in the event that the amount by which the present value of the Total Payments which would constitute an Excess Parachute Payment is less than two percent (2%) of the Total Payments, then such Excess Parachute Payment shall be deemed to be a “de Minimus Excess Amount” and the Executive shall not be entitled to a Gross-Up Payment.  In such a case, the Total Payments will be reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Code Section 280G; provided, however, that such reduction shall not be made unless the Non-Triggering Amount would be greater than the aggregate value of the Total Payments (without such reduction) minus the amount of Excise Tax required to be paid by the Executive thereon.  The allocation of the reduction required by the preceding sentence shall be determined by the Executive and the Executive shall notify the Employer in writing of the allocation; provided, however, that if the Executive fails to notify the Employer, then the Employer shall make the allocation; and provided further, however, that any such allocation shall not be effective where it would result in an imposition of additional income tax under Code Section 409A.

(iii)          For purposes of this Agreement, the term “Change in Control” shall mean any of the following:

(A)          The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Employer or the Bank; or

(B)           The individuals who, as of the date hereof, are members of the Board of the Employer or the Bank cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(C)           Consummation by the Employer or the Bank of:  (1) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Employer or the Bank outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Employer or the Bank.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Employer or the Bank is acquired by:  (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Employer or the Bank; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock of the Employer or the Bank immediately prior to such acquisition.

(f)            REGULATORY SUSPENSION AND TERMINATION.

(i)            If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. Section 1818(e)(3)) or 8(g) (12 U.S.C. Section 1818(g)) of the Federal Deposit Insurance Act, as amended, the Employer’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer shall: (A) pay the Executive all of the compensation withheld while the contract obligations were suspended; and (B) reinstate any of the obligations which were suspended.

(ii)           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e) (12 U.S.C. Section 1818(e)) or 8(g) (12 U.S.C. Section 1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(iii)          If the Employer is in default as defined in Section 3(x) (12 U.S.C. Section 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(iv)          All obligations of the Employer under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the “FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. Section 1823(c)) of the Federal Deposit Insurance Act, as amended, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(v)           Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. Section 1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder.

(g)           CERTAIN INSURANCE BENEFITS.

(i)            In the event of the termination of the Executive’s employment under this Agreement due to “retirement” (as hereinafter defined), the Employer shall continue to provide the following benefits to the Executive, at the expense of the Employer, until the Executive’s death: (A) continuing coverage for the Executive and the Executive’s Spouse under the Employer’s health, medical, hospitalization and life insurance programs (including dental, vision and prescription drug coverage, if provided immediately prior to the termination); and (B) long term care insurance in accordance with paragraph (e) (LONG TERM CARE INSURANCE) of Section 3 above including making all required payments relating to such insurance coverage.  The term “retirement” for purposes of this paragraph (g) shall mean the Executive: (a) terminates employment at or after the attainment of age 62; and (b) does not engage in any form of gainful employment on or after his termination of employment.  The continued coverage under this subparagraph (g)(i) shall be for benefits at a level equivalent to the Executive’s benefits at the time of the Executive’s termination of employment.  The continued coverage under this subparagraph (g)(i) shall terminate upon the Executive’s engaging in any gainful employment on or after his termination of employment.

(ii)           After the occurrence of a Change in Control, the Employer shall continue to provide the following benefits to the Executive, at the expense of the Employer, until the Executive’s death:  (A) continuing coverage that is equivalent to the coverage provided under the Employer’s health, medical, hospitalization and life insurance programs (including dental, vision and prescription drug coverage, if provided immediately prior to the termination) maintained by the Employer at the time of the Change in Control; and (B) long term care insurance in accordance with paragraph (e) (LONG TERM CARE INSURANCE) of Section 3 above including making all required payments relating to such insurance coverage.

(iii)          In the event of the termination of the Executive’s employment under this Agreement other than as contemplated above in this paragraph (g) or pursuant to paragraph (c) (TERMINATION FOR CAUSE) of Section 5 above, at the election of the Executive (including the estate of the Executive) and the Executive’s Spouse and provided such action is not prohibited by the policy pursuant to which the Executive receives the benefit contemplated in paragraph (e) (LONG TERM CARE INSURANCE) of Section 3 above, the Employer shall take all actions necessary, including, but not limited to, a transfer and assignment of its interests in the long term health insurance provided to the Executive pursuant to paragraph (e) (LONG TERM CARE INSURANCE) of Section 3 above, in order to facilitate the ability of the Executive and the Executive’s Spouse to continue to maintain the long term health insurance at no additional cost to the Employer.

(iv)          The payment of premiums for insurance benefits listed in this paragraph (g) shall be remitted to the appropriate carrier no later than thirty (30) days following receipt of the applicable premium invoice.

6.             PAYMENT UPON DISABILITY.  If during the term of this Agreement, the Executive is deemed to have a Disability (as hereinafter defined), the Employer shall provide the Executive with the payments and benefits set forth in this Section 6.  “Disability,” for purposes of this Agreement shall mean that: (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.  The Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of the Executive’s Disability during which the Executive is unable to work due to a physical or mental infirmity.  If the Executive is determined to have a Disability, the Employer shall continue to pay the Executive eighty percent (80%) of the Base Salary per month then payable to the Executive, reduced by any amounts received under the Employer sponsored disability income insurance program, and shall continue to provide coverage for the Executive under the health and life insurance programs maintained by the Employer by the payment of applicable premiums in accordance with the Employer’s standard payment practice until the earlier of the date the Executive returns to full-time employment, either with the Employer or another employer, or the Executive’s normal retirement age under the Social Security Act, as amended.  In addition, if the Executive’s employment is terminated following his Disability, the Employer shall pay the Executive, within thirty (30) days of termination: (i) such Base Salary and vacation pay (for unused vacation days in accordance with the Employer’s policies and practices with respect to vacation pay) as shall have accrued and remains unpaid through the effective date of the termination; (ii) Bonuses previously determined by the Compensation Committee for any prior fiscal year(s) that remain unpaid; (iii) for all accrued and unused sick days; and (iv) reimbursement of previously incurred expenses eligible for reimbursement pursuant to the Employer’s policies and practices concerning reimbursement of expenses.  Further provided, that the Executive shall also have such rights to payments, if any, as are provided under the terms of the Deferred Compensation Plan, the Amended and Restated Life Insurance Agreement entered into by and between the Employer and the Executive and as amended from time to time and such retirement plans under which the Executive participated at the time of his termination.  Notwithstanding any other provision of this Agreement, in the event of the termination of the Executive’s employment under this Agreement for any reason, if permitted by law, the Executive may elect to have any disability income insurance policy maintained by the Employer on his behalf transferred to him, and he shall assume all obligations thereunder.

7.             INTEREST IN ASSETS.  Neither the Executive nor his estate shall acquire hereunder any rights in funds or assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, hypothecate or otherwise encumber in advance any of said payments;

nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise of the Executive.

8.             INDEMNIFICATION.

(a)           INSURANCE.  The Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors’ and officers’ liability insurance policy at its expense.

(b)           INDEMNIFICATION UNDER STATE LAW.  In addition to the insurance coverage provided for in paragraph (a) of this Section 8, the Employer shall hold harmless and indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

(c)           ADVANCEMENT OF EXPENSES.  In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this Section 8, the Employer shall, to the full extent permitted under applicable law, advance all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (collectively “Expenses”) incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from the Executive:  (i) to reimburse the Employer for all Expenses actually paid by the Employer to or on behalf of the Executive in the event it shall be ultimately determined that the Executive is not entitled to indemnification by the Employer for such Expenses; and (ii) to assign to the Employer all rights of the Executive to indemnification, under any policy of directors’ and officers’ liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Employer to or on behalf of the Executive.

9.             GENERAL PROVISIONS.

(a)           SUCCESSORS.  This Agreement is personal to the Executive and shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s designated beneficiary, or if none, the Executive’s estate.  This Agreement shall be binding upon and inure to the benefit of the Employer and its successors, and any successor of the Employer shall be deemed the “Employer” hereunder.  The Employer shall require any successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, other business combination, or otherwise, by a written agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place.

(b)           ENTIRE AGREEMENT; MODIFICATIONS.  This Agreement, along with the Amended and Restated Life Insurance Agreement and the Participation Agreement under the Deferred Compensation Plan, constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior employment agreements and all prior negotiations, undertakings, agreements and arrangements with respect hereto, whether written or oral.  Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer.

(c)           ENFORCEMENT AND GOVERNING LAW.  The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.  This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Illinois without reference to the law regarding conflicts of law.

(d)           ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment by the Employer shall be settled exclusively by arbitration, conducted by a single arbitrator sitting in a location selected by the Executive within fifty (50) miles of the main office of the Employer, in accordance with the rules of JAMS/Endispute (“JAMS”) then in effect.  The arbitrator shall be selected by the parties from a list of arbitrators provided by JAMS, provided that no arbitrator shall be related to or affiliated with either of the parties.  No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location or telephonically.  At that meeting, the party who sought arbitration shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator.  The parties shall continue to eliminate names from the list of proposed arbitrators in this manner until a single proposed arbitrator remains.  This remaining arbitrator shall arbitrate the dispute.  Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute, and the arbitrator shall be obligated to choose one (1) party’s specific requested action or decision, without being permitted to effectuate any compromise position.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of his right to be paid through the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(e)           LEGAL FEES.  All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employer if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.  The Employer shall make any required payment under this paragraph (e) as soon as practicable following the time at which such expense and/or fee is incurred, but in no event later than December 31 of the year following the year in which the expense and/or fee is incurred by the Executive.

(f)            SURVIVAL.  The provisions of Sections 4 and 8 shall survive the termination of this Agreement.

(g)           WAIVER.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(h)           NOTICES.  Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Employer, addressed to the principal headquarters of the Employer, attention:  Chairman; or, if to the Executive, to the address set forth below the Executive’s signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

(i)            INTERNAL REVENUE CODE SECTION 409A.

(i)            To the extent that any of the terms and conditions contained herein constitute an amendment or modification of the time or manner of payment under a non-qualified deferred compensation plan (as defined under Code Section 409A), then to the extent necessary under the transitional guidance under Internal Revenue Service Notice 2007-86, this Agreement, as amended, constitutes an amendment to, and a new election under, such deferred compensation plan, in order to properly modify the time or manner of payment consistent with such guidance.

(ii)           It is intended that the Agreement shall comply with the provisions of Code Section 409A so as not to subject the Executive to the payment of additional taxes and interest under Code Section 409A.  In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under Code Section 409A would result in the Executive being subject to payment of additional income taxes or interest under Code Section 409A, the parties agree to amend the Agreement to maintain to the maximum extent practicable the original intent of the Agreement while avoiding the application of such taxes or interest under Code Section 409A.

(iii)          Notwithstanding any provision in the Agreement to the contrary if, as of the effective date of the Executive’s termination of employment, he is a Specified Employee (as hereinafter defined), then, only to the extent required pursuant to Code Section 409A(a)(2)(B)(i), payments due under this Agreement which are deemed to be deferred compensation shall be subject to a six (6) month delay following the Executive’s separation from service.  For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six (6) month deferral period and all other payments shall be unaffected.  All delayed payments shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service (or, if earlier, the date of death of the Executive) with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period.  Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the termination shall be paid to the Executive in accordance with the payment schedule established herein.

(iv)          The term “Specified Employee” shall mean any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Employer based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”).  If the Executive is determined to be a key employee under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period he shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of such identification period.  For purposes of determining whether the Executive is a key employee under Code Section 416(i), “compensation” shall mean the Executive’s W-2 compensation as reported by the Employer for a particular calendar year.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WEST SUBURBAN BANCORP, INC.		DUANE G. DEBS

By:	/s/ Kevin J. Acker	/s/ Duane G. Debs
Name:	Kevin J. Acker
Title:	Chief Executive Officer

(Address)